Exhibit 10.1

CREDIT CARD RECEIVABLES ADVANCE AGREEMENT

THIS CREDIT CARD RECEIVABLES ADVANCE AGREEMENT SUPPLEMENTS AND IS IN ADDITION TO THE INVOICE PURCHASE AND SALE AGREEMENT (THE “FACTORING AGREEMENT”) DATED ON OR ABOUT THE DATE HEREOF ENTERED INTO BY AND BETWEEN THE PARTIES HERETO.

This Credit Card Receivables Advance Agreement (the “Agreement”) is made as of August 16, 2013, between ENTREPRENEUR GROWTH CAPITAL, LLC, a Delaware limited liability company with an office located at 505 Park Avenue, 6th Floor, New York, NY 10022 (the “Lender”) and VAPOR CORP., a Nevada corporation (“Vapor”) and SMOKE ANYWHERE USA, INC., a Florida corporation (“Smoke Anywhere” and together with Vapor, individually and collectively referred to herein as “Borrower”), each having its chief operating office located at 3001 Griffin Road, Dania Beach, FL 33312.

Preliminary Statements

(a) The Borrower has requested that the Lender periodically make Advances (as defined below) to the Borrower. Each such Advance is to be secured by a security interest in favor of the Lender in, among other property, the Collateral, including but not limited to all of the Borrower’s existing and future credit card receivables and other rights to payment arising out of the Borrower’s acceptance or other use of any credit of charge card (collectively, “Credit Card Receivables”).

(b) Each Advance is to be evidenced by a separate Advance Schedule (as defined below), which is to set forth the key economic terms applicable to the Advance. Each Advance Schedule is to be issued pursuant to and is to be subject to all terms and conditions set forth in this Agreement; it being understood that this Agreement is to act as a master agreement for all Advances and Advance Schedules, if any, outstanding at any time.

(c) The Borrower has agreed to cause the Processor (as defined below) to electronically remit the Borrower’s collected Credit Card Receivables to the Collection Account (as defined below).

(d) The Lender and the Borrower now desire to enter into this Agreement to memorialize their understanding regarding the Advances and the parties’ respective rights and obligations relating thereto.

NOW, THEREFORE, the parties hereto agree as follows:

1. Advances and Advance Schedules.

(a) Advances. The Lender may, in the exercise of its sole and absolute discretion, periodically advance monies to or for the benefit of the Borrower. Each such advance is referred to in herein as an “Advance,” and all such advances are collectively referred to herein as “Advances.”

(b) Advance Schedules. If the Lender elects to make an Advance to the Borrower, the Borrower agrees to execute and deliver to the Lender an advance schedule in form and substance reasonably acceptable to Lender (each, an “Advance Schedule”). Each Advance

Schedule shall be subject to all terms and conditions set forth in this Agreement and shall set forth, in addition to any other matters set forth therein, the following:

(i)	the “Advance Amount,” which shall be the amount of funds agreed to by the Lender and the Borrower in the Advance Schedule which the Lender is to advance to or for the benefit of the Borrower under the Advance Schedule;

(ii)	the “Collection Amount,” which shall be the amount of funds agreed to by the Lender and the Borrower in the Advance Schedule which the Borrower is to remit or cause to be remitted to the Lender with respect to the Advance described in the Advance Schedule (Note: the Collection Amount does not include any Reimbursable Expenses (as defined below) which the Borrower may owe the Lender with respect to the related Advance or otherwise);

(iii)	the “Collection Date,” which shall be the date agreed to by the Lender and the Borrower in the Advance Schedule by which the Borrower is to cause the Collection Amount described in the Advance Schedule to be remitted in its entirety to the Lender;

(iv)	the “Collection Account,” which shall be the deposit account into which the Processor is to deposit, via electronic funds transfer, the Borrower’s collected Credit Card Receivables; and

(v)	the “Collection Account Bank,” which shall be the bank at which the Collection Account is maintained.

(c) Discretionary Advances. In no event shall the Lender be obligated to make an Advance to the Borrower; it being understood that any election by the Lender to make an Advance to the Borrower may be exercised in the Lender’s sole and absolute discretion. Without limiting the generality of the foregoing, the Lender’s election to make an Advance on one occasion shall not obligate the Lender to make an Advance on another occasion. Similarly, the absence of an Event of Default shall not obligate the Lender to make an Advance. Notwithstanding the foregoing, and without limiting any of Lender’s rights hereunder, upon Borrower’s loan balance on a particular Advance Schedule being reduced to no more than thirty percent (30%) of the Advance Amount, and upon Borrower’s request, Lender may, in Lender’s sole business discretion, “re-load” the Advance Amount and loan additional monies to Borrower upon substantially the same terms and conditions set forth herein. Borrower understands that any “re-loads” would be made at the sole business discretion of Lender and be conditioned upon, among other things, Borrower’s payment history with Lender and Borrower’s financial condition, as determined by Lender.

2. Repayment of Advances.

(a) Processor to Remit Collections to Collection Account. The Borrower represents and warrants to the Lender that all of the Borrower’s Credit Card Receivables are or will be processed by a processor disclosed to Lender and reasonably acceptable to Lender (together with any subsequent successors or assigns, the “Processor”). The Borrower agrees to execute and deliver to the Lender, and to cause the Processor to execute and deliver to the Lender, a payment instruction agreement in form and substance reasonably acceptable to Lender (the “Payment Instruction Agreement”). The Payment Instruction Agreement is to provide that (i) the Processor is to remit, via electronic funds transfer, to the Collection Account all of the Borrower’s Credit

Page 2 of 13	Borrower’s initials:

Card Receivables collected by the Processor (net of any discounts, fees and/or similar amounts payable to the Processor by the Borrower which the Processor is entitled to deduct from the proceeds of the Credit Card Receivables pursuant to the terms of the Processor Agreement (as defined below) and net of any charge-backs, offsets and/or other amounts which the Processor is entitled to deduct from the proceeds of the Borrower’s Credit Card Receivables pursuant to the terms of the Processor Agreement), and (ii) the Processor must continue transferring such funds until such time as the Lender gives the Processor written notice that (A) the Lender has received all Collection Amounts for all Advances then outstanding, and (B) there are no Reimbursable Expenses (each as defined below) or other fees or charges then outstanding. If requested by the Borrower in writing, the Lender agrees to forthwith give the foregoing notice to the Processor if the conditions described in the preceding clauses (A) and (B) have each been satisfied.

(b) Collection Account Bank to Remit Collections to Lender; Lender to Remit Portion to Borrower. The Borrower agrees to execute and deliver a control agreement or similar agreement among the Borrower, the Lender and the Collection Account Bank (the “Control Agreement”) whereby, among other things, the Lender shall be deemed to have “control” of the Collection Account and all funds at any time deposited therein for purposes of UCC § 9-104(a)(2) or (3), as the Lender so elects. The Control Agreement also is to provide that the Collection Account Bank is to periodically remit, via electronic funds transfer, all funds on deposit in the Collection Account to a bank account designated by the Lender (the “Lender Account”). Insofar as funds on deposit in the Collection Account are remitted to the Lender Account, the Lender will retain a fixed amount each banking day (which amount will be doubled the day after a banking holiday) to credit to the Collection Amount, in an amount as set forth in each respective Advance Schedule (the “Fixed Daily Payment”) until the cash payments applied by the Lender equal to the Collection Amount (plus all Reimbursable Expenses and all other fees and charges due under this Agreement) and remit to Borrower, via electronic funds transfer to a bank account designated by the Borrower in a writing delivered to the Lender, the balance of all such funds in the Lender Account; provided, however, that if the Lender, in its reasonable judgment, deems that it is insecure at any time in the timely payment of the Collection Amount on the basis of the then current Fixed Daily Payment, regardless of whether an Event of Default has occurred, Borrower agrees that the Lender may increase the Fixed Daily Payment from time to time to assure timely payment of the Collection Amount., provided that Lender shall promptly notify Borrower in writing any such time it increases the Fixed Daily Payment and include in such notification the rationale for increasing the Fixed Daily Payment.

(c) In the event Borrower does not maintain sufficient balances in the Collection Account for Lender to retain the Fixed Daily Payment, Borrower will be subject to a five percent (5%) late fee for the amount of any deficiency, which would be added to the Collection Amount and automatically retained from the next daily payment.

(d) Borrower Authorizes Lender to Initiate Debit Payments From any Collection Account. In the event Borrower does not maintain sufficient balances in the Collection Account for Lender to retain the Fixed Daily Payment or upon the occurrence of an Event of Default, Borrower hereby irrevocably authorizes Lender to automatically initiate automated clearing house (“ACH”) transfers from any bank deposit account of Borrower on file with Lender, each of which shall be deemed to be a Collection Account, in such amounts as is provided in this Agreement. The ACH debits shall continue, at Lender’s option, until (i) monies are deposited into the Lender Account in an amount sufficient to retain the Fixed Daily Payment (plus all past due amounts, Reimbursable Expenses and all other fees and charges due under this Agreement), (ii) the Event(s) of Default shall have been cured, or (iii) the cash payments received by the Lender equal the Collection Amount (plus all Reimbursable Expenses and all other fees and charges due under this Agreement).

Page 3 of 13	Borrower’s initials:

(e) Monthly True-Up. Intentionally omitted.

(f) Collection Amount Not Received by Collection Date. If the Collection Amount specified in an Advance Schedule is not received by the Lender by the Collection Date specified in the Advance Schedule, or if any other Event of Default exists, the Borrower shall immediately pay to the Lender the balance of the Collection Amount that has not yet been remitted to and received by the Lender. Notwithstanding the Lender’s right to demand the immediate payment of all outstanding obligations hereunder on the Collection Date, in the event Borrower’s obligation to pay the Collection Amount (plus Reimbursable Expenses and all other fees and charges due hereunder and under the related Agreements) is not satisfied on or before the Collection Date, and provided Borrower is not otherwise in default of this Agreement, in lieu of increasing the Fixed Daily Payment, the Lender may, at the Lender’s option, continue to apply the specified Fixed Daily Payment to the obligations of the Borrower hereunder. In consideration of the Lender extending the Collection Date, Borrower hereby understands and agrees that Borrower shall pay to the Lender an extension fee equal to two percent (2%) of the highest outstanding balance of Borrower’s obligations to Lender for each 30 day period (or part thereof) after the Collection Date. The extension fee would automatically be charged to Borrower’s account on the 1st day after the Collection Date and each 30 days thereafter until the Collection Amount of the extended Advance Schedule (plus all Reimbursable Expenses related thereto) is paid in full. Borrower further understands and agrees that if any event or condition specified in the first sentence of this Section 2(f) exists, the Lender may, in Lender’s reasonable business discretion, increase the Fixed Daily Payment to 100% of the funds received into the Collection Account and, as such, recover from the Collection Account and/or retain in the Lender Account all amounts due the Lender under this Agreement and/or any Related Agreements (as defined below).

3. Security Interest.

3.1 Grant of Security Interest. As security for the prompt performance, observance and payment in full of all obligations of Borrower to Lender hereunder and under any other agreement or arrangement between Borrower and Lender, including but not limited to, the Factoring Agreement, Borrower hereby pledges, assigns, transfers and grants to Lender a security interest in, and continuing lien upon, and right of setoff against the following property, whether such property or the Borrower’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising: (a) all Accounts, including, without limitation, all Credit Card Receivables; (b) all other payment rights arising out of the provision of goods or services by the Borrower; (c) the Collection Account; (d) all rights to receive payments from the Processor and all other rights arising out of or otherwise relating to the Processor Agreement; (e) Chattel Paper, including Electronic Chattel Paper and tangible Chattel Paper; (f) Commercial Tort Claims; (g) Documents; (h) Equipment, machinery, furniture, furnishings and fixtures and all parts, tools, accessories and Accessions; (i) Fixtures; (j) General Intangibles, including but not limited to patents, trademarks and tradenames and the goodwill and inherent value associated therewith, tax refunds, customer lists, insurance claims and goodwill of Borrower; (k) Goods; (l) Instruments; (m) Inventory, merchandise, materials, whether raw, work in progress or finished goods, packaging and shipping materials and all other tangible property held for sale or lease; (n) Investment Property; (o) Payment Intangibles; (p) Proceeds, including Cash Proceeds and Non-Cash Proceeds, and proceeds of any insurance policies covering any of the Collateral; (q) Promissory Notes; (r) Records, including all books, records and other property at any time evidencing or relating to any of the foregoing, and all electronic means of storing such Records;

Page 4 of 13	Borrower’s initials:

(s) to the extent not otherwise included above, all collateral support and Supporting Obligations relating to any of the foregoing; (t) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing; and (u) to the extent not otherwise included above, all of the assets and property of Borrower described in the Factoring Agreement (collectively, the “Collateral”). All capitalized terms in this description that are not otherwise defined shall have the meanings given to them under the UCC. The Borrower also unconditionally and irrevocably assigns to Lender and grants to Lender a security interest in and to all its present and future right, title and interest to receive monies under all present and future Processor Agreements (as hereinafter defined), all other agreements with Processors, agents, independent sales organizations (ISO’s) and all other persons, all of which shall be deemed to be part of the Collateral. In addition to the foregoing, the security interest in the Collateral secures the payment and performance of all existing and future obligations of any nature whatsoever of the Borrower to the Lender, including, without limitation, the Borrower’s obligation to pay all Collection Amounts, fees, and Reimbursable Expenses owing at any time under this Agreement and/or any Related Agreements. The term “Borrower,” as used in this Section 3, and for purposes of identifying the debtor(s) granting the security interest in this Section 3, shall mean the Borrower in its own capacity and as agent for each Borrower Affiliate (as defined below).

3.2. Authorization to File Financing Statements. Borrower hereby authorizes Lender to execute and/or file UCC financing statements (including amendments) in order to perfect the security interests granted to Lender under this Agreement or the Related Agreements.

4. Control of Collection Account. In addition to the matters described in Section 2(b) above, the Control Agreement is also to provide that the Lender’s security interest in the Collection Account is to be perfected by control for purposes of UCC §9-104(a)(2).

5. No Change in Processor. Borrower covenants and agrees that from the date of execution of this Agreement until all obligations have been fully paid and any commitments of the Lender to the Borrower have been terminated, the Borrower will not, without the Lender’s prior written consent amend or terminate the Processor Agreement, or enter into any contractual relationship with any other processor for the maintenance, servicing or discounting of the Borrower’s Credit Card Receivables. Borrower further agrees that in the event Lender does not receive the daily information or access to information from Processor and/or Processor’s system, as provided for in this Agreement, Lender in addition to all other rights and remedies it has, may require in its sole discretion, that Borrower move to another Processor of Lender’s reasonable choosing.

6. Representations and Warranties. The Borrower represents and warrants to the Lender as follows: (a) all of the information provided by the Borrower to the Lender pursuant to this Agreement or otherwise is true, correct and complete in all material respects; (b) the Borrower has full power and authority to enter into this Agreement and any Related Agreements and to perform its obligations hereunder and thereunder; (c) if the Borrower is an entity, (i) the Borrower is duly organized , validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) the Borrower has full organizational power and authority to enter into this Agreement and any Related Agreements and to pay and perform its obligations hereunder and thereunder; (d) the Borrower is duly qualified to do business in each jurisdiction in which it conducts its business, except where the failure to be so qualified would not have a material adverse effect on the Borrower’s business or the Collateral or the enforceability of this Agreement; (e) this Agreement is the legal and valid obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights; (f) the Borrower is solvent, has not made an assignment for the benefit of creditors or filed in any court, pursuant

Page 5 of 13	Borrower’s initials:

to any statute of the United States or any state, a petition for bankruptcy or insolvency, or filed for reorganization or for the appointment of a receiver or trustee of all or a material portion of its property, and the Borrower does not have reason to believe any involuntary bankruptcy action or order will be filed with respect to the Borrower; (g) all amounts are due with respect to all Credit Card Receivables are due in United States Dollars; (h) any taxes or fees relating to any Credit Card Receivables or goods or services sold by the Borrower are solely the Borrower’s responsibility; (i) the historical Credit Card Receivable data provided by the Borrower to the Lender does not represent sales to any subsidiary, equity holder or other affiliate; (j) the Lender has a perfected security interest in the Collateral subject to no other security interest, lien or claim; (k) the Borrower has provided to the Lender a copy of all its processor or similar agreements with the Processor (collectively, and as amended or otherwise modified from time to time, the “Processor Agreement”); and (l) the Borrower or any officer of the Borrower nor any guarantor of the Borrower’s obligations hereunder has been or currently is on any processor’s Terminated Borrower File (“TMF”) or similar file or list, commonly known and referred to as the MATCH list or BLACKLIST.

7. Covenants. The Borrower agrees as follows: (a) to conduct its business and use all Advances in the ordinary course of its business and consistent with its past practices; (b) to exclusively use the Processor to process all of its charge card, credit card and debit card transactions which give rise to Credit Card Receivables; (c) not to take any action to discourage the use of charge cards, credit cards or debit cards or to permit any event to occur which could have a material adverse effect on the use, acceptance or authorization of charge cards, credit cards or debit cards for the purchase of the Borrower’s services and products; (d) not to change its arrangements with Processor without obtaining the prior written consent of the Lender; (e) not to permit any event to occur that could cause a diversion of any of the Borrower’s charge card, credit card or debit card transactions to another charge, credit or debit card processor or to another charge, credit or debit card network or association; (f) to hold all proceeds of Collateral remitted directly to Borrower or to a bank deposit account that is not Collection Account or to a deposit account over which Lender does not have control, in trust for Lender, and Borrower shall deliver all such proceeds to Lender in kind, with appropriate endorsements or by federal wire transfer if received electronically, on the next business day following receipt by Borrower; (g) to comply in all material respects with all of the terms and conditions imposed by the Processor and/or any applicable charge, credit or debit card network, association or bank; (h) to provide the Lender with at least 10 days’ prior written notice of any event which would cause any of the information provided by the Borrower to the Lender in this Agreement or otherwise to be untrue, incorrect or incomplete in any respect; (i) to provide the Lender with at least 30 days’ prior written notice of the partial or full closing of any of Borrower’s locations; (j) not to grant any lien on or security interest in, or sell, assign transfer, pledge or otherwise dispose of, any Credit Card Receivables or other Collateral existing or arising on or after the date of this Agreement; (k) to comply in all material respects with all material laws, rules and regulations applicable to the Borrower; (l) to immediately inform Lender if Borrower, any officer of the Borrower or any guarantor of the Borrower’s obligations hereunder has knowledge that any such person is put on or is associated in any way to any Processor TMF list or MATCH list or similar file or list; (m) to permit the Lender and persons designated by the Lender to inspect and copy all books and records (electronic or otherwise) of the Borrower, including, without limitation, all such books and records relating to the Collateral; and (n) not to sell, assign, transfer, pledge or otherwise dispose of a substantial portion of Borrower’s business or assets. In addition, the Borrower covenants and agrees that each Credit Card Receivable will (x) be based upon a bona fide sale and delivery of inventory or rendition of services made by the Borrower in the ordinary course of its business, and (y) represent a payment obligation for goods or services accepted by the Borrower’s customer and with respect to which such customer is obligated to pay the full amount and without dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or otherwise.

8. Loan Proceeds for Ordinary Business Use Only. Any Advance at any time received by the Borrower from Lender shall not be used directly or indirectly other than in the Borrower’s business;

Page 6 of 13	Borrower’s initials:

Borrower shall not, directly or indirectly, make any loan to, or pay any claim other than for current remuneration or current reimbursable expense payable to any person controlling, controlled by or under common control with the Borrower, and Borrower shall, on demand, obtain and deliver to Lender subordinations in form and substance satisfactory to Lender of all claims of controlling and controlled persons that are on parity with or senior in right of payment or otherwise to the Obligations consistent with the foregoing. To the contrary notwithstanding, the Borrower may continue to service indebtedness subordinate to the Obligations owed as of the date hereof to any person controlling, controlled by or under common control with the Borrower in accordance with the repayment terms of such indebtedness in effect as of the date hereof until the occurrence of an Event of Default.

9. Credit Investigation; Inspection Rights. The Borrower irrevocably authorizes the Lender and its agents: (a) to investigate any references or any other information provided by the Borrower or obtained from or about the Borrower for purposes of this Agreement or any Related Agreements; (b) to obtain any information from the Processor regarding the Borrower, including, without limitation, any information relating to the Borrower’s Credit Card Receivables; (c) if the Lender so elects, to contact and obtain any information from any account debtors or other persons liable for or involved in the payment, collection, processing or any other aspect of the Borrower’s Credit Card Receivables and/or the collection or payment thereof.

10. Borrower’s Use of Trade Names; Borrower Affiliates. If the Borrower’s Credit Card Receivables are payable to the Borrower under one or more trade names, fictitious names, assumed names or other designations (collectively, “Trade Names”), the Borrower authorizes the Processor and, to the extent applicable, the Collection Account Bank and the Lender to receive and retain, to the extent provided herein or in any Related Agreements, all Credit Card Receivables owing to the Borrower under any Trade Names. Similarly, if any financial information, historical data or other information provided by the Borrower to the Lender relates to any credit card or debit card receivables or the like owing or otherwise payable to any corporate affiliates of the Borrower (each, a “Borrower Affiliate”), (a) the Borrower represents and warrants to the Lender that each such Borrower Affiliate has authorized the Borrower, as the Borrower Affiliate’s agent, to take all action described in or contemplated by this Agreement or any Related Agreements with respect to such Borrower Affiliate’s receivables, including, without limitation, the granting of the security interest in the Borrower Affiliate’s assets described in Section 3 above, and (b) unless the context clearly requires otherwise, all references in this Agreement or any Related Agreements to “Borrower” shall be deemed to refer to the Borrower on its own behalf and as agent for all Borrower Affiliates.

11. Events of Default. The occurrence of any of the following actions shall constitute an “Event of Default” under this Agreement: (a) the Borrower fails to pay, perform or observe any material obligation of the Borrower to the Lender under this Agreement, provided, however, if Borrower fails to pay any Collection Amounts as a result of a Processor or Collection Account Bank electronic error beyond the control of Borrower, Borrower shall have five (5) business days to cure such payment default, but such cure period shall not prohibit Lender from exercising remedies as set forth in Section 12(a) below; (b) if collections into the Lender Account are insufficient to retain the Fixed Daily Payment on either two (2) consecutive days in any thirty (30) day period or five (5) days in any thirty (30) day period ; (c) any representation or warranty made at any time by the Borrower to the Lender, or any information regarding the Borrower supplied at any time by the Borrower to the Lender regarding the Borrower or its business, shall prove to be false or misleading in any material respect; (d) any bankruptcy or other insolvency action shall be filed by the Borrower or against the Borrower and such involuntary action is not vacated within thirty (30) days of being initiated or any receiver shall be appointed; (e) the Borrower violates any material covenant or other material provisions of any of the Related Agreements (including the occurrence of an event of default under the Factoring Agreement), including but not limited to, the

Page 7 of 13	Borrower’s initials:

Payment Instruction Agreement and the Processor Agreement, or the Borrower utilizes any person other than the Processor to process any Credit Card Receivables and such violation is not cured within three (3) business days of occurrence ; (f) any material adverse change occurs in the financial condition of the Borrower, including but not limited to, Borrower’s default under any third party agreements, including real estate leases, equipment leases or any other financing agreements that result in such third party accelerating the debt owed by Borrower or initiating enforcement actions against Borrower; or (g) the Lender, acting in good faith, deems itself insecure.

12. Remedies. Upon the occurrence of an Event of Default, the Lender (a) shall be entitled to exercise all rights and remedies specified in this Agreement and/or any of the Related Agreements, including, but not limited to, increasing the Fixed Daily Payments in such amount as Lender deems reasonable as a result of such default and/or initiating ACH debits to one or more Borrower bank deposit accounts as provided in Section 2(d) above (whereupon increasing the Fixed Daily Payments or initiating ACH debits shall be deemed to cure such Event of Default), (b) shall be entitled to assess, in addition to all other rights, remedies and fees, a Default Rate of interest on all outstanding obligations of the Borrower under this Agreement at the default rate of 18% per annum (the “Default Rate”) and such default interest shall be payable on demand. The Default Rate shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be computed on the daily outstanding balance of Borrower’s obligations for each day Borrower remains in default or until all obligations are paid in full, whichever is earlier; (c) shall have all rights and remedies of a secured party upon default under the UCC, and (d) shall be entitled to exercise all other rights available to it at law or in equity. All rights and remedies of the Lender shall be cumulative, and no failure or delay in exercising any right or remedy by the Lender shall preclude the Lender from exercising the same or any other right or remedy.

13. Reimbursable Expenses. The Borrower agrees to reimburse the Lender on demand for the following (collectively, “Reimbursable Expenses”): (a) all reasonable out-of-pocket costs and expenses incurred at any time by the Lender in connection with any due diligence and/or credit investigation of the Borrower; (b) reasonable internal documentation fees and external attorney’s fees and expenses incurred with respect to the negotiation, preparation, consummation, administration and/or any amendment of this Agreement, the Related Agreements and any other agreements between the Borrower and the Lender, including, without limitation, any guaranty of all or any portion of the Borrower’s obligations to the Lender, which internal fees shall be reasonably determined by the Lender based upon the time expended in conducting any of the foregoing matters; (c) any review or verification of the Borrower’s Credit Card Receivables, any public records searches and the filing or other recordation of any Uniform Commercial Code financing statements or other documents necessary or, in the Lender’s reasonable judgment, desirable to perfect or preserve the security interest and other rights or remedies granted or available to the Lender under this Agreement; (d) a service charge of $50.00 for each federal wire transfer initiated by or on behalf of the Lender to or for the benefit of the Borrower or at Borrower’s option, $10.00 for each Automated Clearing House (“ACH”) transfer initiated by or on behalf of the Lender to or for the benefit of the Borrower; (e) a service charge for disbursements made to third parties in an amount equal to 15% of the amount for each check issued by the Lender to the Borrower or to a third party for or on behalf of the Borrower’s account; and (f) so long as any Event of Default is in effect, all reasonable costs and expenses incurred by the Lender to enforce any of its rights and remedies under this Agreement and any Related Agreements, including, without limitation, all internal and external attorneys’ fees and expenses and all experts’ and advisors’ fees and expenses incurred by the Lender in connection therewith. In furtherance thereof, Borrower hereby authorizes Lender to retain monies from the Lender Account for the payment of any and all Reimbursable Expenses.

14. Indemnification. The Borrower agrees to indemnify, defend and hold harmless the Lender and its equity holders, officers, managers, employees and agents from and against any damages, claims, liabilities, costs, expenses and/or other losses, including, without limitation, reasonable attorney’s

Page 8 of 13	Borrower’s initials:

fees and court costs, arising out of or otherwise relating in any respect to this Agreement and/or any Related Agreements, the transactions contemplated hereby and/or the exercise or enforcement of any rights of the Lender in connection therewith, except insofar as any such indemnified losses arise out of the gross negligence or willful misconduct of an indemnified party. This Section shall survive any termination of this Agreement.

15. Power of Attorney. The Borrower irrevocably designates, makes, constitutes and appoints the Lender, and all persons designated by the Lender, as the Borrower’s true and lawful attorney and agent-in-fact (such power of attorney and agency being coupled with an interest and therefore irrevocable until all of the Borrower’s obligations hereunder to the Lender have been satisfied), and the Lender, and any persons designated by the Lender, may, at any time except as otherwise provided below, and without notice to or the consent of the Borrower and in either the Borrower’s or the Lender’s name, (a) pay and/or perform any obligations of the Borrower under this Agreement or any of the Related Agreements, (b) receive payments relating to the Collateral in the Borrower’s name and endorse the Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of any Collateral which come into the possession of the Lender or its agents or under the Lender’s or its agents’ control, and (c) at any time an Event of Default exists, (i) to the extent the Collateral consists of accounts receivable, enforce payment of the accounts by legal proceedings or otherwise and generally exercise all of the Borrower’s rights and remedies with respect to the collection of the accounts, (ii) settle, adjust, compromise, discharge or release any accounts or other Collateral or any legal proceedings brought to collect any of the accounts or other Collateral, (iii) sell or otherwise transfer any Collateral upon such terms, for such amounts and at such time or times as the Lender deems advisable, (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (v) prepare, file and sign the Borrower’s name to a proof of claim in bankruptcy or similar document against any account debtor, (vi) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to accounts and any other Collateral and to which the Borrower has access, and (vii) do all other acts and things necessary, in the Lender’s reasonable determination, to fulfill the Borrower’s obligations under this Agreement and the Related Agreements.

16. Miscellaneous Definitions. The following terms have the following meanings in this Agreement (capitalized terms defined in this Section, or elsewhere in this Agreement, in the singular are to have a corresponding meaning when used in the plural, and vice versa):

(a) “Related Agreements” means the Factoring Agreement, the Control Agreement, the Payment Instruction Agreement, all Advance Schedules and all other written agreements to which the Lender and the Borrower are parties from time to time, as any of the foregoing may be amended or otherwise modified from time to time.

(b) “UCC” means Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time.

17. Miscellaneous.

(a) Entire Agreement; Waiver. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof, and supersedes any prior agreements or understandings with regard to the subject matter hereof. This Agreement can be changed only by a writing signed by all parties. The failure or delay of the Lender in exercising any right hereunder will not constitute a waiver thereof or bar the Lender from exercising any of its rights at any time.

Page 9 of 13	Borrower’s initials:

(b) One General Obligation; Cross Collateral. The Borrower understands and agrees that all loans and advances by Lender to Borrower under this Agreement, all Advance Schedules and the other Related Agreements, constitute one loan, and all indebtedness and obligations of Borrower to Lender under this Agreement, all Advance Schedules and the Related Agreements, present and future, constitute one general obligation secured by the Collateral and security held and to be held by Lender hereunder and the Related Agreements. If more than one Borrower, each Borrower shall be jointly and severally liable for payment of all of the obligations hereunder, the Related Agreements and under any other agreement between Lender and any Borrower. It is distinctly understood and agreed that all of the rights of Lender contained in this Agreement shall likewise apply insofar as applicable to any modification of or supplement to this Agreement and the Related Agreements.

(c) Interest Rate “Savings Clause”. Notwithstanding anything to the contrary in this Agreement, (i) all agreements and communications between the Borrower and the Lender are hereby and shall automatically be limited so that, after taking into account all amounts deemed interest under this Agreement, the interest contracted for, charged or received by the Lender shall never exceed the maximum lawful rate or amount, (ii) in calculating whether any interest exceeds the lawful maximum, all such interest shall be amortized, prorated, allocated, and spread over the full amount and term of all principal indebtedness of the Borrower to the Lender, and (iii) if through any contingency or event, the Lender receives or is deemed to receive interest in excess of the lawful maximum, any such excess shall be deemed to have been applied toward payment of the principal of any and all then outstanding indebtedness of the Borrower to the Lender, or if there is no such indebtedness, shall immediately be returned to the Borrower.

(d) Governing Law; Consent to Forum. This Agreement shall be governed by the laws of the State of New York without giving effect to any choice of law rules thereof. As part of the consideration for new value this day received, the Borrower consents to the jurisdiction of any state court located within New York County, New York or any federal court located in New York County, New York (collectively, the “Chosen Forum”), and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Borrower at its most recent address as reflected in the Lender’s records, and service so made shall be deemed to be completed upon delivery thereto. The Borrower waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue. The Borrower further agrees not to assert against the Lender (except by way of a defense or counterclaim in a proceeding initiated by the Lender) any claim or other assertion of liability relating to any of this Agreement, any of the Related Agreements, the Collateral or the Lender’s actions or inactions in respect of any of the foregoing in any jurisdiction other than the Chosen Forum. Nothing in this Agreement shall affect the Lender’s right to bring any action or proceeding relating to this Agreement or the Related Agreements against the Borrower or its properties in courts of other jurisdictions.

(e) Waiver of Jury Trial; Limitation on Damages. To the fullest extent permitted by law, and as separately bargained-for consideration to the Lender, the Borrower waives any right to trial by jury (which the Lender also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or otherwise relating to any of this Agreement, the Related Agreements, the Collateral or the Lender’s actions or inactions in respect of any of the foregoing. To the fullest extent permitted by law, and as separately bargained-for consideration to the Lender, the Borrower also waives any right it may have at any time to claim or recover in any litigation or other dispute involving the Lender, whether the underlying claim or dispute sounds in contract, tort or otherwise, any special, exemplary, punitive or consequential damages or any damages

Page 10 of 13	Borrower’s initials:

other than, or in addition to, actual damages. The Borrower acknowledges that the Lender is relying upon and would not enter into the transactions described in this Agreement on the terms and conditions set forth herein but for the Borrower’s waivers and agreements under this Section.

(f) General Waivers by Borrower. Except as otherwise expressly provided for in this Agreement, the Borrower waives: (i) presentment, protest, demand for payment, notice of dishonor demand and protest and notice of presentment, default, notice of nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Lender on which the Borrower may in any way be liable and ratifies and confirms whatever the Lender may do in this regard; (ii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Lender to exercise any of the Lender’s remedies, including the issuance of an immediate writ of possession; (iii) the benefit of all valuation, appraisement and exemption laws; and (iv) any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Agreement or any of the Related Agreements and/or any of the Lender’s rights in respect of the Collateral. The Borrower also waives any right of setoff or similar right the Borrower may at any time have against the Lender as a defense to the payment or performance of the Borrower’s obligations to the Lender under this Agreement or any of the Related Agreements.

(g) Disbursing Agent. The Borrowers hereby appoint VAPOR CORP. as the “Disbursing Agent” to the Borrowers as it is in the best interest and convenience of the Borrowers that all Advances made by Lender pursuant to this Agreement be made only to the Disbursing Agent rather than to each of the Borrowers individually. Accordingly, the Disbursing Agent shall be the sole entity entitled to receive the funds advanced by Lender under this Agreement and the Disbursing Agent shall make disbursements to the Borrowers as reasonably requested by each Borrower to conduct its respective business. Moreover, the Disbursing Agent and each Borrower agree that the Collection Amount shall be collected from the Collection Account. All of the proceeds received by Lender will be credited by Lender to the Disbursing Agent’s account and the Disbursing Agent shall have the sole authority to further credit any such collections to each Borrower, individually. Each Borrower hereby irrevocably waives any claim it may have against Lender and hereby indemnifies and holds Lender harmless from and against all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever which such Borrower may have against Lender which may arise as a result of Advances being made by Lender solely to the Disbursing Agent and/or collections being credited by Lender solely to the Disbursing Agent’s account with Lender.

(h) Successors and Assigns. This Agreement binds and benefits each party and its successors, heirs and assigns, as applicable; provided, however, that the Borrower may not assign this Agreement or any of its rights or obligations hereunder without obtaining the prior written consent of the Lender.

(i) Severability; Section Headings. Wherever possible, each provision of this Agreement and each Related Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement of such Related Agreement, as the case may be. Section headings herein and any Related Agreements are for convenience only and are not controlling.

Page 11 of 13	Borrower’s initials:

(j) Counterparts; Fax Signatures. This Agreement and any Related Agreements may be executed and delivered in any number of counterparts (whether facsimile, PDF or original), each of which shall be deemed an original as to the party whose signature appears thereon and all of which together shall constitute one and the same instrument. An executed facsimile or PDF of this Agreement or any Related Agreement shall be deemed a valid and binding agreement between the parties hereto or thereto.

(k) Confidentiality. The Lender (including any designee or representative thereof) shall hold all non-public information about the Borrower obtained pursuant to the terms of this Agreement confidential; provided, however, the Lender may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) as required or requested by any governmental body or agency and (c) in connection with the enforcement of this Agreement; provided, further that (i) unless specifically prohibited by applicable law, rule or regulation, the Lender shall use its reasonable best efforts prior to disclosure thereof, to notify the Borrower of the applicable request for disclosure of such non-public information by a governmental body or agency and (ii) in no event shall the Lender be obligated to return any materials furnished by the Borrower other than those documents and instruments in possession of the Lender in order to perfect its security interests in the Collateral once the obligations have been paid in full and this Agreement has been terminated.

This space intentionally left blank

signature page follows

Page 12 of 13	Borrower’s initials:

IN WITNESS WHEREOF, the undersigned have entered into this Agreement by their duly authorized representatives as of the date first written above.

ENTREPRENEUR GROWTH CAPITAL, LLC	VAPOR CORP.
Lender	Borrower

By:	By:
Name:	Name:	Harlan Press
Title:	Title:	Chief Financial Officer

SMOKE ANYWHERE USA, INC.
Borrower

By:
	Name:	Harlan Press
	Title:	Chief Financial Officer

STATE OF                         )ss.:

COUNTY OF                     )

On this         day of August, 2013 before me personally appeared Harlan Press, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she is the Chief Financial Officer of VAPOR CORP., the corporation herein described and that he/she executed the same in his/her capacity as an officer of said corporation, and that he/she signed the instrument by order of the board of directors of said corporation.

Notary Public

STATE OF                     )ss.:

COUNTY OF                 )

On this         day of August, 2013 before me personally appeared Harlan Press, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she is the Chief Financial Officer of SMOKE ANYWHERE USA, INC., the corporation herein described and that he/she executed the same in his/her capacity as an officer of said corporation, and that he/she signed the instrument by order of the board of directors of said corporation.

Notary Public

Page 13 of 13	Borrower’s initials: